Exhibit 10.1

EXCLUSIVE LICENSE AGREEMENT

THIS EXCLUSIVE LICENSE AGREEMENT (“Agreement”) is entered into this 17th day of November 2006, and shall be effective as of the date specified in Section 2.7 hereof (“Effective Date”) by and between CEDARS-SINAI MEDICAL CENTER, a California nonprofit public benefit corporation (“CSMC”), with offices at 8700 Beverly Boulevard, Los Angeles, California 90048-1865, and ImmunoCellular Therapeutics, Ltd., a Delaware corporation that was formerly named Optical Molecular Imaging, Inc. (“Licensee”), with offices at 11th Floor, 1999 Avenue of the Stars, Los Angeles, California 90067.

RECITALS

A. CSMC owns Patent Rights and Technical Information (as defined below) invented or developed in the course of certain research into the diagnosis of diseases and disorders in humans and the prevention and treatment of disorders in humans utilizing cellular therapies, including dendritic cell-based vaccines for brain tumors and other cancers and neurodegenerative disorders at CSMC conducted under the direction of Dr. John Yu (Dr. Yu, hereinafter, “Inventor”; the research, hereinafter, “Research Project”).

B. CSMC desires to have the Patent Rights and the Technical Information developed, used and commercialized in the Field of Use (as defined below) by Licensee, and Licensee desires to obtain an exclusive, worldwide license to conduct research in the Field of Use, and to develop, manufacture, use and sell Products (as defined below) in the Field of Use, using the Patent Rights and Technical Information in accordance with the terms of this Agreement. Other than the rights expressly granted by CSMC hereunder within the Field of Use, Licensee acknowledges that CSMC shall retain all other rights with respect to the Patent Rights and the Technical Information.

C. CSMC and Licensee intend that the execution, delivery and performance of this Agreement by each party, and the consummation of the transactions contemplated hereunder, shall not at any time threaten CSMC’s tax-exempt status under Section 501(c)(3) of the Internal Revenue Code and Section 23701d of the California Revenue and Taxation Code, or cause CSMC to be in default under any of CSMC’s issued and outstanding tax-exempt bonds.

NOW, THEREFORE, in consideration of the mutual covenants and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Text marked by [ * * *] has been omitted pursuant to a Request for Confidential Treatment and was filed separately with the Securities and Exchange Commission.

1.	DEFINITIONS

1.1 “Affiliate” or “Affiliates” shall mean any corporation, person or entity, which controls, is controlled by, or is under common control with, a party to this Agreement without regard to stock or other equity ownership. For purposes hereof, the terms “control” and “controls” mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a corporation, person or entity, whether through the ownership of voting securities, by contract or otherwise.

1.2 “Confidential Information” shall mean any confidential or proprietary information furnished by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) in connection with this Agreement, including, without limitation, all specifications, know how, trade secrets, technical information, drawings, software, models, business information and patent applications pertaining to the Patent Rights and Technical Information, and as further provided in Section 10 hereof.

1.3 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereof.

1.4 “Field of Use” shall mean cellular therapies or diagnostics utilizing cellular therapies, including dendritic cell-based vaccines for neurological disorders including brain tumors and neurodegenerative disorders and other cancers.

1.5 “Funding Agencies” shall mean any public or private granting agencies which have provided funding to CSMC or to any of the inventors named on the Patent Rights for the development of any of the Patent Rights or Technical Information prior to the Effective Date.

1.6 “Future Patent Rights” shall mean any patents and/or patent applications claiming Inventions invented after the Effective Date through any use of the Patent Rights or Technical Information licensed hereunder arising where such Inventions arise from work conducted by or under the direction of the Inventor (except in the case of Dr. John Yu working in his capacity as Licensee’s Chief Scientific Officer and without using any facilities, resources or personnel of CSMC), and any patents and/or patent applications (including provisional patent applications) in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon.

1.7 “Future Technical Information” shall mean the following information in the Field of Use developed after the Effective Date through practicing the Inventions claimed in or otherwise directly arising through any of the Patent Rights or Technical Information licensed hereunder where such Inventions or information arises from work conducted by or under the direction of the Inventor (except in the case of Dr. John Yu working in his capacity as Licensee’s Chief Scientific Officer and without using any facilities, resources or personnel of CSMC): Know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, and any and all confidential and proprietary information described in the Future Patent Rights or Inventions invented after the Effective Date through any use of the Patent Rights or Technical Information.

1.8 “Invention” shall mean all unpatented, patentable and patented inventions, discoveries, designs, apparatuses, systems, machines, methods, processes, uses, devices, models, composition of matter, technical information, trade secrets, know-how, codes, programs or configurations of any kind which are in the Field of Use.

1.9 “Licensee Improvements” shall mean any and all processes, uses, designs, applications, methods and compositions of matter, indications, improvements, enhancements and modifications in the Field of Use directly based upon or directly created using the Patent Rights and/or Technical Information and which were discovered or developed by or on behalf of Licensee (exclusive of work performed by CSMC or the Inventor, except in the case of Dr. John Yu working in his capacity as Licensee’s Chief Scientific Officer and without using any facilities, resources or personnel of CSMC) during the term of this Agreement.

1.10 “Patent Rights” shall mean the patents and/or patent applications existing on the Effective Date which are described on Schedule A attached hereto, and all patents and/or patent applications (including provisional patent applications) existing as of the Effective Date in any other country corresponding to any of the foregoing, and all divisions, continuations, continuations-in-part, reissues, reexaminations, supplementary protection certificates and extensions thereof, whether domestic or foreign, and any patent that issues thereon, excluding any improvements by Dr. John Yu working in his capacity as Licensee’s Chief Scientific Officer. The Patent Rights are all owned by CSMC.

1.11 “Product” or “Products” shall mean any human therapeutics, diagnostics (including algorithms or any components thereof), bioinformatics and any other human health care products and/or services in the Field of Use utilizing or derived in any manner whatsoever from any of the Patent Rights, Technical Information or Licensee Improvements, which Product(s), except for the license granted hereunder, would infringe a Valid Claim.

1.12 “Technical Information” shall mean, as of the Effective Date, the following information in the Field of Use which is described in the Patent Rights: Know-how, trade secrets, unpublished patent applications, software, bioinformatics, unpatented technology, technical information, statistical information and analyses, biological materials, chemical reagents, preclinical and clinical information, in each case which has been conceived or reduced to practice prior to the Effective Date, in the conduct of the Research Project at CSMC under the direction of the Inventor. The Technical Information shall be the information in the Field of Use described in Schedule B hereto which is embodied in the Patent Rights and which has been reduced to practice prior to the Effective Date in the conduct of the aforementioned research programs at CSMC under the direction of the Inventor. Technical Information is all owned by CSMC.

1.13 “Territory” shall mean the entire world.

1.14 “Valid Claim” shall mean a claim of a pending patent application or an issued patent included within the Patent Rights or Future Patent Rights licensed to Licensee, which claim has not (a) been pending for longer than ten (10) years after the first commercial sale of a Product, (b) lapsed, been canceled or become abandoned, (c) been declared invalid or unenforceable by a non-appealable decision or judgment of a court or other appropriate body or authority of competent jurisdiction, or (c) been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

2.	LICENSE

2.1 Grant of Exclusive Rights. Subject to the terms of this Agreement, CSMC hereby grants to Licensee, and Licensee hereby accepts from CSMC, the exclusive, worldwide license, with the right to grant sublicenses (subject to the terms of Section 2.2 hereof), during the term of this Agreement (as provided in Section 6 hereof) to conduct research in the Field of Use using the Patent Rights and the Technical Information and to develop, use, make, have made, practice, import, carry out, manufacture, have manufactured, offer for sale, sell and/or have sold Products in the Field of Use in the Territory using the Patent Rights and the Technical Information. The foregoing grant of exclusivity is made expressly subject to the following:

(a) All applicable laws and regulations, including, without limitation, the requirements of federal law as pertains to the manufacture of products within the United States;

(b) All applicable rules of the Funding Agencies which have provided funding to CSMC or to any of its employees (including any of the inventors named on the Patent Rights) for the development of the Patent Rights and Technical Information, with CSMC disclosing to Licensee concurrently with CSMC’s execution of this Agreement the specific funding, if any, that has been provided by any Funding Agency including the National Institutes of Health, National Brain Tumor Foundation and the Musella Foundation; and

(c) The following non-exclusive rights to the Patent Rights and Technical Information, which are retained by CSMC within the Field of Use:

(i) Subject to Licensee’s right to prior review to determine the patentability thereof (which shall expire after thirty (30) days after Licensee’s receipt thereof), the right to submit for publication the scientific findings from research conducted by or through CSMC or its investigators (including the Inventor) related to the Patent Rights and the Technical Information; and provided further that if Licensee determines to file a patent application, Licensee shall have a further thirty (30) day period thereafter to do so, and CSMC shall delay any publication with respect thereto for that period.

(ii) Except as provided in subparagraph (d) of this Section 2.1, the right (A) to use any tangible or intangible information contained in the Patent Rights or the Technical Information (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s internal teaching and other educationally-related and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and (B) to obtain research funding for further study and development thereof from governmental and other nonprofit organizations (including grant applications); and

(iii) Except as provided in subparagraph (d) of this Section 2.1, the right to conduct research using the Patent Rights, Technical Information, Future Patent Rights and Future Technical Information, and to develop, use, make, practice, carry-out, and otherwise exploit the Patent Rights, Technical Information, Future Patent Rights and Future Technical Information for CSMC’s internal research and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize any Product.

(d) Except as provided by Sections 2.3 and 2.6 hereof, CSMC shall not, under any circumstances, grant and/or transfer any rights retained by CSMC under Section 2.1(c) to any third party (other than to Licensee or, where required by applicable law, rule, regulation, governmental policy or contract, to any Funding Agency or the United States Government) to commercialize Inventions or information related thereto derived directly from the Patent Rights or the Technical Information in the Field of Use as a result of CSMC’s teaching and internal research and clinical activities with respect to the Patent Rights and Technical Information otherwise permitted by Sections 2.1(c)(ii) and (iii) above.

(e) Notwithstanding any other provision hereof to the contrary, all rights to the Patent Rights and the Technical Information outside of the Field of Use are retained by CSMC.

(f) The grant of exclusive rights hereunder is made expressly subject to any non-exclusive license and any option granted by CSMC to the Torrey Pines Institute of Molecular Studies (“TPIMS”) per the specific contractual requirements of the April 4, 2006 Material Transfer Agreement (“TPIMS MTA”) between CSMC and TPIMS. CSMC has been informed by the Inventor that the individual peptides included in the Materials (as defined in the TPIMS MTA) consist solely of superagonist peptides that are epitopes of gp100 and HER-2 whose sequences are defined in Schedule C. CSMC shall use commercially reasonable efforts to reacquire, at its expense, any rights of CSMC licensed to TPIMS and any option granted to TPIMS pursuant to the specific contractual requirements of the TPIMS MTA so that CSMC can give Licensee within six (6) months from the Effective Date an exclusive license to all of the Patent Rights subject, however, to a license granted by CSMC to TPIMS for the relevant Patent Rights limited to academic research and other educationally related, non-commercial activities. If CSMC is unable to reacquire the non-academic/educational license rights and terminate the option of TPIMS as described above within the six-month period, the parties’ sole remedy shall be that CSMC and Licensee will negotiate in good faith to determine whether a reduction in the number of shares of Licensee’s common stock issued to CSMC as a license fee pursuant to Section 4.1 is reasonable and appropriate. It is understood and agreed that the grant of a non-exclusive license to the relevant Patent Rights to TPIMS limited to academic research and other educationally related non-commercial activities shall not be considered a basis for negotiating a possible reduction as provided in the previous sentence.

2.2 Right to Sublicense or Assign Rights. Licensee shall have the right to grant sublicenses or to assign any or all of the rights granted hereunder consistent with this Agreement; provided, however, that Licensee shall not sublicense or assign its rights to any part of the Patent Rights or Technical Information licensed under this Agreement, or assign its rights under this Agreement, to any entity (or a subsidiary of such entity) which is not a recognized biopharmaceutical, pharmaceutical or bio-diagnostic company which either (a) at the time of the sublicense or assignment has annual revenues or a market capitalization for its equity securities of at least One Hundred Million Dollars ($100,000,000), or (b) is generally recognized in such industries and has a level of science, management and investors of such quality as shall be acceptable to CSMC (each, an “Acceptable Assignee”) on the basis of CSMC’s prior written consent (which consent shall not be unreasonably withheld or delayed). In order to preserve and protect the value of the Patent Rights and Technical Information, Licensee shall obtain the prior written consent of CSMC prior to entering into any sublicense or assignment with any party who is not an Acceptable Assignee under clause (a) above. Licensee shall also keep CSMC reasonably informed with respect to the progress of any relations entered into with any sublicenses or assignments entered into by Licensee with any Acceptable Assignee (or any other party for whom CSMC has given its prior written consent). As an express condition of any such sublicense or assignment, any such assignee or sublicensee shall be required to agree in writing to be bound by commercially reasonable royalty reporting and record keeping, indemnification and inspection provisions, and the applicable provisions of this Agreement, including, without limitation, those pertaining to the use of CSMC’s name and marks, indemnification of CSMC and the use of CSMC’s Confidential Information. Licensee will be responsible for enforcing each sublicensee’s obligations under its sublicense and, in particular, royalty payment obligations due on such sublicensee’s sales of Products. If Licensee shall conduct one or more audits of its sublicensees or assignees hereunder during the term hereof, Licensee shall provide copies of all audit reports to CSMC on a timely basis. The covenants pertaining to the use of CSMC’s name and marks, the indemnification of CSMC and the use of CSMC’s Confidential Information in any sublicense or assignment shall run for the benefit of CSMC, who shall be expressly stated as being a third-party beneficiary thereof with respect to the covenants set forth in this Agreement. Licensee understands and agrees that none of its permitted sublicenses hereunder shall reduce in any manner any of its obligations set forth in this Agreement.

2.3 Certain Future Rights. The following shall pertain to Inventions which constitute Future Patent Rights or Future Technical Information: Subject to the rights and applicable rules of the Funding Agencies and subject to the rights of TPIMS under the TPIMS MTA and the license described in Section 2.1(f), Licensee shall have, for a period of one hundred twenty (120) days after either (a) receipt by Licensee of written notice from CSMC disclosing in adequate detail any such Inventions in the Field of Use, or (b) written notification by the Inventor to each of Licensee and CSMC disclosing in adequate detail any such Inventions in the Field of Use, the exclusive first right to negotiate with CSMC to obtain one or more licenses to the Future Patent Rights in the Field of Use and/or Future Technical Information in the Field of Use, upon such terms and conditions as shall be agreed by the parties hereto, which terms and conditions shall include provisions for fair market value consideration for the grant of any such licenses. Subject to the rights and applicable rules of the Funding Agencies or the United States Government, and to the extent it would not impair or jeopardize any efforts of CSMC to obtain domestic or foreign rights thereto, CSMC shall provide Licensee with prompt written disclosure of Future Patent Rights in the Field of Use and/or Future Technical Information in the Field of Use as may be developed by CSMC or the Inventor. If Licensee declines or fails to pursue, or if the parties fail to conclude negotiations for a license to, such Future Patent Rights in the Field of Use and/or Future Technical Information in the Field of Use during the one hundred twenty (120) day period specified above, then CSMC shall have the right to commence discussions with any other party concerning such Future Patent Rights and/or Future Technical Information, but shall not accept terms from any third party that are less favorable to

CSMC than the final offer, if any, made by Licensee during the one hundred twenty (120) days negotiating period. Subject to the provisions of this Section 2.3, Licensee acknowledges and agrees that CSMC expressly retains and reserves any and all right, title and interest in and to the Future Patent Rights and Future Technical Information, whether or not in the Field of Use and, accordingly, no license to any Future Patent Rights or Future Technical Information is granted to Licensee under this Agreement. CSMC shall use its reasonable and continuing efforts during the term of this Agreement, in accordance with its policies and procedures, where appropriate, to file and maintain patent applications claiming Inventions in the Field of Use.

2.4 License to Use Improvements. Licensee hereby grants to CSMC the following nonexclusive, royalty free, fully paid up rights and licenses to the Licensee Improvements:

(a) Subject to Licensee’s right to prior review to determine the patentability thereof within thirty (30) days following receipt by Licensee, the right and license to publish the scientific findings from research conducted by or through Licensee or on its behalf by CSMC or the Inventor related to the Licensee Improvements; and provided further that if Licensee determines to file a patent application, Licensee shall have a further thirty (30) day period thereafter to do so and CSMC’s right and license shall be delayed until completion of that period.

(b) Except as provided below in this Section 2.4, the right and license to use any tangible or intangible information contained in the Licensee Improvements (so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof), for CSMC’s internal teaching and other educationally-related and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize such information, and to obtain research funding from governmental and other nonprofit organizations (including grant applications); and

(c) Except as provided below in this Section 2.4 and so long as CSMC shall treat such information as Confidential Information and maintain its confidentiality in accordance with Section 10 hereof, the right and license to conduct research using the Licensee Improvements, and to develop, use, make, practice and carry out the Licensee Improvements for CSMC’s internal teaching and research and non-commercial (except for charges to its own patients) clinical purposes, where clinical use does not involve a third party funding grant to commercialize any Product.

Except as provided in Sections 2.3 and 2.6 hereof, CSMC shall not, under any circumstances, grant and/or transfer any rights granted to CSMC under this Section 2.4 to any third party (other than to Licensee or, where required by applicable law, rule, regulation, governmental policy or contract, to any Funding Agency or the United States Government) to commercialize Inventions in the Field of Use resulting directly from the Licensee Improvements as a result of CSMC’s internal research and clinical activities with respect to the Licensee Improvements otherwise permitted by Sections 2.4(b) and (c) above.

2.5 Milestones. Licensee acknowledges that it is important to CSMC, and a requirement of the United States Government under Title 35, Section 203 of the United States Code, that Licensee pursue the development, commercialization and marketing of Products and otherwise exercise commercially reasonable efforts to maximize the value of this Agreement to CSMC. Licensee shall be deemed to have exercised commercially reasonable efforts to maximize the value of this Agreement to CSMC if Licensee has used and is using reasonable efforts to meet the requirements set forth on Schedule D hereto, with each such requirement being deemed a separate and independent condition (each, a “Milestone”). Within sixty (60) days after each anniversary of the Effective Date, Licensee shall prepare and deliver to CSMC an annual written report (to be certified by an executive officer of Licensee) that provides an overview of Licensee’s progress towards achieving each Milestone and its other efforts with respect to the ongoing development, commercialization, and marketing of the Products. If Licensee fails to meet any Milestone, Licensee will have ninety (90) days after notice from CSMC to remedy the default or, if the default is capable of being cured but cannot be remedied within such ninety (90)-day period, as reasonably determined by CSMC and Licensee, to develop a written plan for the cure or other resolution of the default and diligently pursue the same, which plan is subject to the approval of CSMC, not to be unreasonably withheld. During any period when a Milestone has been missed, Licensee will use reasonable diligence to subsequently meet that Milestone. If Licensee does not so remedy the failure, CSMC may within ninety (90) days of CSMC’s receipt of such annual written report, at its option and as its sole remedy for Licensee’s breach of this Section 2.5, upon written notice to Licensee, convert the exclusive license granted under Section 2.1 hereof to a non-exclusive license or to a co-exclusive license, or terminate the license as provided under Title 35, Section 203 of the United States Code, which shall be effective sixty (60) days after such written notice.

2.6 Procedure for Granting Access to Technical Information. The grant of rights by CSMC to Licensee pursuant to Section 2.1 hereof are expressly subject to the following provisions:

(a) Responsibility for Monitoring Access to Technical Information. During the term of this Agreement, the responsibility for monitoring access to the Technical Information (and any Future Technical Information) in the Field of Use at CSMC shall be borne by the Inventor or, in the event that all of the Inventor shall die, become disabled or otherwise cease to be employees of CSMC for whatever reason, the Senior Vice President for Academic Affairs of CSMC (or his or her functional equivalent at CSMC) (the “Gatekeeper”). Subject to Sections 2.1(c), 2.4 and 3.3 hereof, the Gatekeeper shall not grant access to the Technical Information or any Future Technical Information in the Field of Use to any person except as provided in this Section 2.6, and CSMC’s sole responsibility with respect to requests for the grant of access to the Technical Information or any Future Technical Information in the Field of Use by any person shall be to refer all such requests to the Gatekeeper.

(b) Conditions of Access to the Technical Information. As a condition to any use of the Technical Information or Future Technical Information by, and any grant of access to the Technical Information or any Future Technical Information to, any person within the Field of Use during the term of this Agreement, such person shall be required to (i) obtain the prior written consent of the Gatekeeper to obtain the use of or access to the Technical Information or Future Technical Information within the Field of Use, and (ii) after obtaining the Gatekeeper’s prior written consent, execute a material transfer agreement (to be obtained from the Gatekeeper) in the form customarily employed for such purpose by CSMC. Such material transfer agreement shall identify Licensee’s rights in such Technical Information and/or such Future Technical Information and specify the obligations of the transferee, which obligations shall not be less than those of CSMC under this Agreement. The Gatekeeper shall then promptly provide the executed originals of all such material transfer agreements to CSMC, with an executed copy to Licensee for its records.

(c) Special Situations. Licensee shall obtain the prior written consent of CSMC to any proposed transfer of Technical Information or any Future Technical Information, or any proposed sublicense of any Patent Rights, to any other person or entity for which special notice is provided by CSMC to Licensee under the specific provisions of this Agreement.

2.7 Conditions to Effectiveness. As a condition precedent to the effectiveness of this Agreement, all of the following documents and instruments shall have been fully executed and delivered by each of the parties hereto and thereto: (a) this Agreement, including applicable Schedules A, B, C, D, F and G, (b) that certain Stock Purchase Agreement by and between Licensee and CSMC in the form of that attached hereto as Schedule E (the “Stock Purchase Agreement”), and (c) a stock certificate or certificates in the name of CSMC for the Shares of Licensee as provided in Section 4.1 hereof. For purposes of this Agreement, the “Effective Date” shall mean, and this Agreement shall become effective upon, the date upon which the last of the documents or instruments described in the preceding sentence has been fully executed and delivered by all of the parties hereto and thereto.

2.8 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by CSMC to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code and other similar international laws, licenses of rights to “intellectual property” as defined in Section 101 of the U.S. Bankruptcy Code or such international laws. CSMC agrees that Licensee, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other similar international laws. CSMC further agrees that, in the event of the commencement of a bankruptcy proceeding by or against CSMC under the U.S. Bankruptcy Code, Licensee shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and the same, if not already in Licensee’s possession, shall be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon its written request therefore, unless CSMC elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of CSMC upon written request therefore by Licensee.

3.	REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of CSMC. Except for the rights, if any, of the Funding Agencies or the United States Government, CSMC represents and warrants to Licensee that, to the best of its actual, current knowledge (without investigation outside of CSMC as to such representations and warranties) (a) it has the right to grant the licenses in this Agreement, (b) except for the rights granted by CSMC to TPIMS pursuant to the TPIMS MTA and the license described in Section 2.1(f), it has not granted licenses to the Patent Rights or Technical Information to any other party that would restrict the rights granted hereunder except as stated herein, (c) there are no claims, judgments or settlements to be paid by CSMC with respect the Patent Rights or Technical Information or pending claims or litigation relating to the Patent Rights or Technical Information, (d) it is the sole owner of the Patent Rights and Technical Information, (e) the patents and patent applications in the Patent Rights have been applied for, and (f) it has not received notice from any third party that the Patent Rights or Technical Information infringes the proprietary rights of any third party. Except for any potential or actual rights of Funding Agencies or the United States Government and the rights of TPIMS under the TPIMS MTA and the license described in Section 2.1(f), CSMC is not aware that any additional rights or licenses are necessary for Licensee to exercise its licensed rights granted by CSMC under this Agreement.

3.2 Representations and Warranties of Licensee. Licensee represents and warrants to CSMC that (a) Licensee is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is qualified to do business in the State of California and has the corporate power and authority to enter into this Agreement and to perform its obligations hereunder; (b) the execution and delivery of this Agreement by Licensee and the performance by Licensee of its obligations hereunder have been duly authorized by all necessary corporate action; (c) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against Licensee in accordance with its terms; (d) neither the execution or delivery of this Agreement by Licensee, nor the performance by Licensee of its obligations hereunder, (i) requires the consent or approval of any third party, except the shareholders of Licensee, which consent has been obtained; (ii) shall constitute a default under any material contract by which Licensee or any of its material assets is bound (or any event which, with notice or lapse of time, or both, would constitute such a default); or (iii) shall constitute a violation of any judgment, order or decree of any court, arbitrator, governmental agency or authority binding upon Licensee; and (e) to the best of Licensee’s actual, current knowledge (without investigation outside of Licensee as to such representations and warranties), Licensee has not granted, and will not grant, licenses to the Patent Rights to any third party that would conflict with or otherwise compromise the rights reserved by Licensor hereunder.

3.3 Limited Warranty. CSMC makes no representation or warranty other than those expressly specified in this Agreement. Licensee accepts the Patent Rights and the Technical Information on an “AS-IS” basis. CSMC MAKES NO EXPRESS OR IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR OTHER ATTRIBUTES OF ANY OF THE PATENT RIGHTS OR TECHNICAL INFORMATION.

3.4 Rights Retained by Funding Agencies. Licensee acknowledges that to the extent that the Patent Rights and Technical Information have been developed in part under one or more funding agreements (“Funding Agreements”) with one or more Funding Agencies, such Funding Agencies have certain statutory, non-exclusive rights relative thereto for use for government purposes as well as regulatory or statutory “march-in rights” (collectively, “Statutory Rights”). Licensee also acknowledges that to the extent that the Future Patent Rights and Future Technical Information may be developed in part under one or more Funding Agreements with one or more Funding Agencies, such Funding Agencies may have certain Statutory Rights relative thereto. This Agreement is explicitly made subject to such Statutory Rights and, to the extent of any conflict between any such Statutory Rights and this Agreement, such Statutory Rights shall prevail.

4.	CONSIDERATION

In consideration of the execution and delivery by CSMC of this Agreement, Licensee agrees as follows:

4.1 Issuance of Stock. As of the Effective Date, Licensee shall have issued and sold to CSMC shares of the voting common stock of Licensee (the “Shares”) described in the Stock Purchase Agreement as a component of the non-refundable license fee to be paid to CSMC for the license rights granted hereunder. The Shares to be issued to CSMC shall be common stock, with the rights, preferences, privileges and restrictions set forth in the Stock Purchase Agreement and/or in Licensee’s Certificate of Incorporation and other charter documents (“Charter Documents”). Licensee represents and warrants to CSMC that, as of the Effective Date, the total Shares issuable to CSMC hereunder shall equal eight and one-half percent (8.5%), in the aggregate, of the total issued and outstanding shares of Licensee’s capital stock, as more fully described in the capitalization table attached as Schedule F.

4.2 Cash License Fee. Within thirty (30) days of the Effective Date, Licensee shall pay to CSMC a non-refundable license fee in the amount of Sixty Two Thousand Dollars ($62,000).

4.3 Milestone Payments. Within thirty (30) days of initiating patient enrollment in the Phase III clinical trial for its first Product, Licensee shall pay CSMC a non-refundable Milestone Payment in the amount of [ * * * ]. Within sixty (60) days of receiving FDA marketing approval for its first Product, Licensee shall pay CSMC an additional non-refundable Milestone Payment in the amount of [ * * *].

4.4 Payment of Royalties. Licensee shall pay to CSMC certain royalties, which shall be determined and paid in accordance with Schedule G hereto.

4.5 Right of First Consideration. With respect to continued research in the Field of Use, Licensee shall consider CSMC as its external research facility of first choice, for research contracts in excess of Twenty Thousand Dollars ($20,000) for research in the Field of Use (excluding therefrom clinical trials in which CSMC could be considered to be an inappropriate choice by reason of its relationships with the Inventor). Licensee shall notify CSMC in each case where Licensee intends to fund such external research in the Field of Use. Such notice shall specify the general criteria upon which Licensee intends to choose the appropriate facility to conduct the proposed research, and CSMC shall promptly provide such information to Licensee as shall be relevant in demonstrating its ability to meet such criteria. Upon the presentation of such information, CSMC and Licensee shall negotiate in good faith the proposed terms of a research agreement, to be consummated within forty-five (45) days after receipt of detailed written notice from Licensee specifying the research to be conducted. The overhead and other terms of any research agreement offered by CSMC to License shall be the standard overhead rate established for commercial sponsored research at CSMC and using CSMC’s standard sponsored research agreement form.

4.6 Value of License Consideration. CSMC acknowledges and agrees that the royalties and other obligations of Licensee under this Agreement constitute fair market value for the rights granted to Licensee under this Agreement based on arms’-length negotiations with Licensee and an independent evaluation made by CSMC’s outside expert(s).

5.	PATENT RIGHTS

5.1 Prosecution. Commencing on the Effective Date, Licensee shall assume, in coordination with CSMC, full responsibility for the application, maintenance, reexamination, reissue, opposition and prosecution of any kind (collectively “Prosecution”) relating to the Patent Rights in the Territory, including, but not limited to, payment of all costs, fees and expenses related thereto. Subject to the approval of CSMC (which approval shall not be unreasonably withheld or delayed), Licensee shall have the right to select counsel with respect to the responsibility assumed by Licensee in this Section 5.1, and Licensee shall diligently pursue the Prosecution of the Patent Rights for the benefit of CSMC. For all purposes of the patent Prosecution, CSMC shall be named the “client” of such patent counsel. Each party shall provide the other with copies of any and all material or communications with the United States Patent and Trademark Office, or any foreign patent office, and CSMC shall be afforded the opportunity of prior review and comment on such action or paper.

5.2 Abandonment, Disclaimers, Etc. Licensee shall obtain the prior written consent of CSMC (which consent shall not be unreasonably withheld or delayed), prior to abandoning, disclaiming, withdrawing, seeking reissue or allowing to lapse any material patent, patent application or Licensee Improvements relating to the Patent Rights. In the event that Licensee shall elect to abandon the Prosecution or maintenance of any patent or patent application included in the Patent Rights, Licensee shall notify CSMC of such election at least forty-five (45) days before a final due date which would result in abandonment or bar of patentability of the patent or patent application. In such event, CSMC may, at its sole option and expense, continue Prosecution or maintenance of the patent application or patent. Licensee further agrees that it shall not file any continuation-in-part application relating to the Patent Rights unless the additional disclosure or material to be included in the continuation-in-part application is necessary or appropriate to support the patentability of a claim recited in a parent application on which the continuation-in-part application is based. Prior to filing any continuation-in-part application, Licensee shall consult with CSMC to discuss the need for filing such an application. If CSMC shall disagree with Licensee’s conclusion that such a continuation-in-part application is either necessary or appropriate to support the patentability of a claim recited or capable of being recited in a patent application, then the matter shall be submitted for resolution to independent patent counsel mutually agreed upon by the parties, who will determine whether a continuation-in-part application is necessary or appropriate in accordance with this Section 5.2. Any decision made by such independent patent counsel shall be conclusive and binding on the parties hereto.

5.3 Expenses. Licensee shall pay all expenses resulting from its obligations in Section 5.1 hereof. CSMC shall exercise reasonable efforts to cause the Inventor (to the extent they are available and on CSMC’s staff as employees) to cooperate fully with Licensee with respect to the Prosecution, maintenance and protection of the Patent Rights, and CSMC shall be reimbursed for all reasonable out of pocket expenses as such expenses are incurred.

6.	TERM AND TERMINATION

6.1 Term. Unless earlier terminated as provided in Section 6.2 hereof, the term of this Agreement shall commence on the Effective Date and shall expire, on a country-by-country basis, on the date upon which the last to expire of the patents covering the Patent Rights or a Valid Claim shall expire.

6.2 Termination. Except as provided by Section 6.3 hereof, this Agreement shall terminate upon the earliest to occur of the following:

(a) Automatically if Licensee shall enter into a liquidating bankruptcy, be adjudged insolvent, liquidate, dissolve and/or if the business of Licensee shall be placed in the hands of a receiver, assignee, or trustee, whether by voluntary act of Licensee or otherwise; provided, however, that if any such action is involuntary, termination shall not take place unless the action is not reversed within sixty (60) days. Further, Licensee shall give CSMC at least forty-five (45) days’ prior written notice before Licensee initiates any bankruptcy proceeding, and CSMC shall have the right to terminate this Agreement immediately upon receipt of such notice;

(b) Automatically if the performance by either party to this Agreement of any term, covenant, condition or provision hereof (i) shall jeopardize (A) the licensure of CSMC, (B) CSMC’s participation in the Medicare, Medi-Cal or other reimbursement or payment programs, (C) the full accreditation of CSMC by the Joint Commission of Accreditation of Healthcare Organizations or any other state or nationally recognized accreditation organization, or (D) CSMC’s tax-exempt status; or (ii) is deemed illegal or unethical by any recognized governmental agency or body. Upon the occurrence of any of the items set forth in this subparagraph (b), CSMC shall provide written notice to Licensee setting forth the reason for such proposed termination and the parties shall work in good faith to attempt to revise the terms of this Agreement to mitigate the issues described in (i) and (ii) of the preceding sentence while protecting Licensee’s interest in the Patent Rights and Technical Information. If CSMC and Licensee cannot within thirty (30) days from the foregoing notice by CSMC resolve the issues described in (i) and (ii) above through a revision to the terms of this Agreement reasonably satisfactory to CSMC, CSMC may immediately terminate this Agreement upon written notice to Licensee;

(c) Upon thirty (30) days’ written notice from CSMC that a required payment by Licensee is delinquent if, within such thirty (30) day period, Licensee shall fail to pay fully any royalty payment required by Section 4.2 hereof or Schedule G hereto;

(d) Upon sixty (60) days’ written notice from CSMC if, within such sixty (60) day period following notice from CSMC that it is in breach or default, Licensee shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that Licensee may avoid such termination if, before the end of such 60-day period, such breach or default has been cured by Licensee to the reasonable satisfaction of CSMC;

(e) Upon sixty (60) days’ written notice from Licensee if, within such sixty (60) day period, CSMC shall fail to cure fully any breach or default of any material obligation under this Agreement as described in such written notice detailing the facts of such breach with reasonable specificity; provided, however, that CSMC may avoid such termination if, before the end of such 60 day period, such breach or default has been cured by CSMC to the reasonable satisfaction of Licensee;

(f) Upon the mutual written agreement of the parties hereto (such termination to be effective as of the date mutually agreed upon in such written agreement); or

(g) Upon sixty (60) days’ written notice from Licensee if Licensee voluntarily elects to terminate this Agreement.

6.3 Obligations Upon Termination. Upon any termination of this Agreement pursuant to Section 6.2 hereof, nothing herein shall be construed to release any party from any liability for any obligation incurred through the effective date of termination (e.g., confidentiality, reimbursement of patent expenses incurred prior to such date, etc.) or for any breach of this Agreement prior to the effective date of such termination. Licensee may, for a period of one (1) year after the effective date of such termination, sell all tangible Products customarily classified as “inventory” that it has on hand at the date of termination, subject to payment by Licensee to CSMC of the applicable royalty or royalties, as set forth in Schedule G; provided, that any such action by Licensee does not subject CSMC to any of the occurrences set forth in Section 6.2(b) hereof.

6.4 Effect of Termination. In the event of any termination of this Agreement pursuant to Section 6.2 hereof, where such termination has not been caused by any action or inaction on the part of any sublicensee of Licensee or by any breach by such sublicensee of its obligations under its sublicense from Licensee, such termination of this Agreement shall be without prejudice to the rights of each non breaching sublicensee of Licensee and each non breaching sublicensee shall be deemed to be a licensee of CSMC thereunder, and CSMC shall be entitled to all rights, but shall not be subject to any obligations (other than the grant of license and appurtenant obligations under this Agreement to the extent provided for in such sublicense) of Licensee thereunder. This Section 6.4, however, shall not be applicable if this Agreement has been terminated under Section 6.2(b) under circumstances where the application of this Section 6.4 would subject CSMC to any of the occurrences set forth in Section 6.2(b).

6.5 Right to Institute Legal Actions. Notwithstanding the provisions of Section 6.2 hereof, but subject to Section 2.5 hereof, CSMC, on the one hand, and Licensee, on the other hand, may institute any other legal action or pursue any other remedy against the other party permitted by applicable law if the other party does not substantially cure any breach or default of any material obligation as provided herein.

6.6 Reversion of Rights. Notwithstanding anything to the contrary set forth herein (including, but not limited to, Section 5 hereof), full responsibility for Prosecution of the Patent Rights shall, at the option of CSMC (exercisable in its sole and absolute discretion), and at its sole expense from the date of reversion, revert to CSMC upon any termination of this Agreement.

7.	INFRINGEMENT BY THIRD PARTIES

7.1 Enforcement. Licensee shall have the first right and the obligation to enforce, at its sole expense, any Patent Rights to the extent licensed hereunder against infringement by third parties and shall notify CSMC in writing in advance of all such enforcement efforts. Upon Licensee’s undertaking to pay all expenditures reasonably incurred by CSMC, CSMC shall reasonably cooperate in any such enforcement and, as necessary, join as a party therein. Licensee shall reimburse CSMC for all expenses, including reasonable attorneys’ fees, incurred in connection with any such enforcement. In the event that Licensee does not file suit against or commence and conclude settlement negotiations with a substantial infringer of Patent Rights within ninety (90) days of receipt of a written demand from CSMC that Licensee bring suit, then the parties will consult with one another in an effort to determine whether a reasonably prudent licensee would institute litigation to enforce the patent in question in light of all relevant business and economic factors (including, but not limited to, the projected cost of such litigation, the likelihood of success on the merits, the probable amount of any damage award, the prospects for satisfaction of any judgment against the alleged infringer, the possibility of counterclaims against the parties hereto, the impact of any possible adverse outcome on Licensee and the effect any publicity might have on the parties’ respective reputations and goodwill). If, after such process, it is determined that a suit should be filed and Licensee does not file suit or commence settlement negotiations forthwith against the infringer, then CSMC shall have the right, at its own expense, to enforce any Patent Rights licensed hereunder on behalf of itself and Licensee. Any amount recovered in any such action or suit, whether by judgment or settlement, shall be paid to or retained entirely by whichever party brought the action, or where both parties participate in such action or suit, all such amounts shall be allocated to each party in the ratio of damages incurred, after first paying each party’s out-of-pocket expenses, including reasonable attorneys’ fees.

7.2 Defense Of Patent Rights. In the event that any Patent Rights are the subject of a legal action seeking declaratory relief or of any reexamination or opposition proceeding instituted by a third party, the parties agree to promptly consult with each other concerning the defense of such actions or proceedings. If the parties agree that such defense should be undertaken, then Licensee shall bear the expenses, including attorneys’ fees, associated with such defense and in any recoupment of expenses. If the parties disagree, then the party desiring to defend the action or proceeding may proceed with such defense and will bear its own expenses, and be entitled to all sums recovered.

8.	INDEMNIFICATION

8.1 Indemnification by Licensee. Subject to Section 8.2 hereof, Licensee shall hold harmless, defend and indemnify CSMC and each of its officers, directors, employees (including the Inventor), agents and sponsors of the research (except Licensee) (each, an “Indemnified Party”, and collectively, the “Indemnified Parties”) from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses and costs of investigation, whether or not suit is filed) suffered or incurred by any of the Indemnified Parties in any action, suit, litigation, arbitration or dispute of any kind (“Action”) arising or resulting from any negligence or willful acts or omissions on the part of Licensee, its Affiliates or permitted sublicensees in connection with (a) their use of the Patent Rights or Technical Information and/or (b) the exercise of their rights hereunder or under any sublicense, including, but not limited to (i) the preclinical development and clinical testing of Products, and (ii) the manufacture, sale, use, marketing, or other disposition of Products developed, manufactured, sold, marketed, used or otherwise disposed of under this Agreement. The foregoing indemnification shall not apply to any claim, damage, loss, liability, cost or expense to the extent attributable to the negligent activities or intentional misconduct of any of the Indemnified Parties. As part of its obligations hereunder, Licensee shall defend any Action brought against any of the Indemnified Parties with counsel of its own choosing and reasonably acceptable to CSMC, and neither CSMC nor any other Indemnified Party shall enter into any settlement of any such Action without first obtaining prior approval of Licensee. Should CSMC or any other Indemnified Party not afford Licensee the right to defend any such Action, or should CSMC or any other Indemnified Party not obtain the approval of Licensee to any such settlement, Licensee shall have no obligation to indemnify CSMC or any other Indemnified Party hereunder. Should Licensee fail to provide a defense for the Indemnified Parties as required hereunder, then Licensee shall reimburse CSMC for its out-of-pocket expenses (including reasonable attorneys’ fees and expenses and costs of investigation) which are incurred as a result of any investigation, defense or settlement relating to the foregoing, which reimbursement shall be made to CSMC upon receipt by Licensee of invoices reflecting in reasonable detail such expenses incurred by CSMC. Licensee shall obtain and maintain insurance policies (including products liability and general liability policies at such time as is appropriate) which are reasonable and necessary to cover its activities and to comply with the indemnification obligations set forth above. Such insurance policies shall name CSMC as an additional insured party, and shall provide a minimum of Three Million Dollars ($3,000,000) in coverage per occurrence and provide for a thirty (30) day notice to CSMC of any material change in coverage under such policies. Upon initiation of any human clinical studies using a therapeutic molecule covered by the Patent Rights, Licensee shall have first increased its insurance coverage to an aggregate amount that is commercially reasonable and consistent with prevailing business practice for the risks involved. Licensee shall provide CSMC with Certificates of Insurance within thirty (30) days of the Effective Date (subject to extension if reasonably required) and annually thereafter, evidencing the policies required in accordance with this Section 8.1.

8.2 Notice of Claim. CSMC shall promptly notify Licensee in writing of any claim or Action or material threat thereof brought against any Indemnified Party in respect of which indemnification may be sought and, to the extent allowed by law, shall reasonably cooperate with Licensee in defending or settling any such claim or Action. No settlement of any claim, Action or threat thereof received by CSMC and for which CSMC intends to seek indemnification (for itself or on behalf of any other Indemnified Party) shall be made without the prior joint written approval of Licensee and CSMC.

9.	USE OF NAMES

Licensee shall not, unless as required by any law or governmental regulation, use the name of CSMC, and/or any of its trademarks, service marks, trade names or fictitious business names without express prior written consent of the Vice President for Public Relations and Marketing of CSMC. Further, prior to any reference by Licensee to the names or marks of CSMC in any manner, Licensee shall provide CSMC with a writing reflecting the proposed reference so that CSMC can review the reference within a reasonable period of time prior to the proposed use thereof by Licensee. This limitation includes, but is not limited to, use by Licensee in any regulatory filing, advertising, offering circular, prospectus, sales presentation, news release or trade publication.

Subject to compliance by Licensee with the foregoing, which shall be deemed conditions precedent to any use of CSMC’s name or marks by Licensee, Licensee shall ensure that the name of CSMC is used as scientifically or academically appropriate in the “byline” of any article, abstract, manuscript or any other publication related to the subject matter hereof.

10.	CONFIDENTIALITY

10.1 Non-Disclosure. Except to the extent Licensee’s counsel determines that disclosure of the terms of this Agreement is required by law, the parties hereto shall keep the terms of this Agreement and all business and scientific discussions relating to the business of the parties strictly confidential. All patient information to which a party is given access by the other party shall be subject to the provisions of the Confidentiality of Medical Information Act (Cal. Civ. Code §§56, et seq.) and the Health Insurance Portability and Accountability Act of 1996, and all regulations promulgated thereunder. It may, from time to time, be necessary for the parties, in connection with performance under this Agreement, to disclose Confidential Information (including know-how) to each other. The Receiving Party (as defined in Section 1.2 hereof) shall keep in strictest confidence the Confidential Information of the Disclosing Party (as defined in Section 1.2 hereof), using the standard of care it normally uses for information of like character, and shall not disclose the Confidential Information to any third party or use it except as expressly authorized by the prior written consent of the Disclosing Party or as otherwise permitted by this Agreement; provided, however, that Licensee may disclose the Confidential Information received from CSMC to its Affiliates and sublicensees as shall be reasonably necessary to carry out the intent of this Agreement or any sublicense granted by Licensee as contemplated by this Agreement if, but only if, such Affiliates and/or sublicensees each execute a confidentiality agreement containing confidentiality provisions no less restrictive than those confidentiality provisions contained in this Section 10. The Receiving Party’s obligation hereunder shall not apply to Confidential Information that the Receiving Party can show:

(a) Is or later becomes part of the public domain through no fault or neglect of the Receiving Party;

(b) Is received in good faith from a third party having no obligations of confidentiality to the Disclosing Party, provided that the Receiving Party complies with any restrictions imposed by the third party;

(c) Is independently developed by the Receiving Party without use of the Disclosing Party’s Confidential Information; or

(d) Is required by law or regulation to be disclosed (including, without limitation, in connection with FDA filings, filings with another government agency or as required under the California Public Records Act), provided that the Receiving Party uses reasonable efforts to restrict disclosure and to obtain confidential treatment.

10.2 Limits on Permitted Disclosures. Each party agrees that any disclosure or distribution of the other party’s Confidential Information within its own organization shall be made only as is reasonably necessary to carry out the intent of this Agreement.

The parties further agree that all of their respective officers, employees, agents, representatives or approved sublicensees to whom any Confidential Information is disclosed or distributed shall have agreed to maintain its confidentiality. In such event, the Receiving Party shall identify with reasonable particularity, upon request by the Disclosing Party, each person within the Receiving Party’s organization to whom the Receiving Party has disclosed or distributed Confidential Information.

10.3 Legally Required Disclosures. If a subpoena or other legal process concerning Confidential Information is served upon any party hereto pertaining to the subject matter hereof, the party served shall notify the other party immediately, the other party shall cooperate with the party served, at the other party’s expense, in any effort to contest the validity of such subpoena or other legal process. This Section 10.3 shall not be construed in any way to limit any party’s ability to satisfy any disclosure of its relationship with the other party required by any governmental authority.

10.4 Patent Rights as Confidential Information. The Patent Rights are understood by Licensee to be the Confidential Information of CSMC to the extent “unpublished” as such term is construed under the United States Patent Laws. As such, Licensee’s confidentiality obligations hereunder automatically extend to any and all Technical Information and to any and all patent applications of CSMC relating to any Patent Rights, Technical Information, Future Patent Rights and Future Technical Information and to any and all communications with the United States Patent Office, and any foreign patent office relating to any Patent Rights, Technical Information, Future Patent Rights or Future Technical Information.

10.5 Return of Confidential Information. In the event of any termination of this Agreement, the Receiving Party shall promptly return all Confidential Information and any copies made thereof previously made available to the Receiving Party by the Disclosing Party, except that the Receiving Party may retain one copy of the Confidential Information in the custody of its chief legal officer solely for the purpose of monitoring compliance with this Agreement.

10.6 Remedies. Both parties acknowledge and agree that it would be difficult to measure damages for breach by either party of the covenants set forth in this Section 10, and that injury from any such breach would be incalculable, and that money damages would therefore be an inadequate remedy for any such breach. Accordingly, either party shall be entitled, in addition to all other remedies available hereunder or under law or equity, to injunctive or such other equitable relief as a court may deem appropriate to restrain or remedy any breach of such covenants.

11.	INFORMATION EXCHANGE

In addition to the Patent Rights and Technical Information, the parties shall cooperate to exchange such non confidential information as may be appropriate and necessary to facilitate Licensee’s development and commercialization of Products incorporating any Patent Rights or Technical Information.

12.	PATENT MARKING

In the event any Product is the subject of a patent under the Patent Rights or Future Patent Rights, Licensee shall mark all products made, sold or otherwise disposed of by or on behalf of it or any of its sublicensees with the word “Patented” followed by the number of the licensed patent. In such case, Licensee shall mark any Product made using a process or method covered by any such Patent Rights or Future Patent Rights with the number of each such patent and, if such Product is covered by Future Patent Rights, Licensee shall respond to any request or disclosure under Title 35, Section 287(b)(4)(B) of the United States Code by only notifying CSMC of the request for disclosure.

13.	MISCELLANEOUS

13.1 Notices. Any notice, request, instruction or other document required by this Agreement shall be in writing and shall be deemed to have been given (a) if mailed with the United States Postal Service by prepaid, first class, certified mail, return receipt requested, at the time of receipt by the intended recipient, (b) if sent by Federal Express®, Airborne®, or other overnight carrier, signature of delivery required, at the time of receipt by the intended recipient, or (c) if sent by facsimile transmission, when so sent and when receipt has been acknowledged by appropriate telephone or facsimile receipt, addressed as follows:

In the case of Inventor:

Dr. John Yu

Suite 800E

8631 West Third Street

Los Angeles, CA 90048

Fax: (310) 423-1038

or in the case of CSMC to:

Cedars Sinai Medical Center

Room 2009, North Tower

8700 Beverly Boulevard

Los Angeles, California 90048-1865

Attention: Senior Vice President for

Academic Affairs

Fax: (310) 423-0119

with a copy to

Cedars-Sinai Medical Center

8701 W. Third Street, Suite 290

Los Angeles, California 90048

Attn: Vice President for Legal Affairs

Fax: (310) 423-0101

or in the case of Licensee to:

ImmunoCellular Therapeutics, Ltd.

11th Floor

1999 Avenue of the Stars

Los Angeles, California 90067

Fax: (310) 201-4746

with a copy to

Sanford J. Hillsberg

Troy & Gould Professional Corporation

1801 Century Park East, Suite 1600

Los Angeles, California 90067

Fax: (310) 201-4746

or to such other address or to such other person(s) as may be given from time to time under the terms of this Section 13.1.

13.2 Compliance with Laws. Each party shall comply with all applicable federal, state and local laws and regulations in connection with its activities pursuant to this Agreement.

13.3 Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the United States of America and of the State of California, irrespective of choice of laws provisions. The parties agree that Los Angeles, California shall be the situs of any legal proceeding arising out of or relating to this Agreement.

13.4 Waiver. Failure of any party to enforce a right under this Agreement shall not act as a waiver of that right or the ability to assert that right relative to the particular situation involved.

13.5 Enforceability. If any provision of this Agreement shall be found by a court of competent jurisdiction to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

13.6 Modification. No change, modification, or addition or amendment to this Agreement, or waiver of any term or condition of this Agreement, is valid or enforceable unless in writing and signed and dated by the authorized officers of the parties to this Agreement.

13.7 Entire Agreement. This Agreement, the Schedules hereto (which are incorporated herein by this reference as if fully set forth herein) and the Stock Purchase Agreement constitute the entire agreements among the parties with respect to the subject matter hereof and thereof, and replace and supersede as of the date hereof and thereof any and all prior agreements and understandings, whether oral or written, between the parties with respect to the subject matter of such agreements.

13.8 Successors. Except as otherwise expressly provided in this Agreement, this Agreement shall be binding upon, inures to the benefit of, and is enforceable by, the parties and their respective heirs, legal representatives, successors and permitted assigns.

13.9 Construction. This Agreement has been prepared, examined, negotiated and revised by each party and their respective attorneys, and no implication shall be drawn and no provision shall be construed against any party to this Agreement by virtue of the purported identity of the drafter of this Agreement or any portion thereof.

13.10 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall constitute one and the same instrument. This Agreement may be executed by facsimile.

13.11 Attorneys’ Fees. In the event of any action at law or in equity between the parties hereto to enforce any of the provisions hereof, the unsuccessful party to such litigation shall pay to the successful party all reasonable costs and expenses, including reasonable attorneys’ fees, incurred therein by such successful party; and if such successful party shall recover a judgment in any such action or proceeding, such reasonable costs, expenses and attorneys’ fees may be included in and as part of such judgment.

13.12 Assignment. This Agreement shall be binding upon and shall inure to the benefit of each party and its respective successors and permitted assigns. This Agreement is personal to Licensee and only assignable by Licensee in accordance with Section 2.2, or in connection with the merger, consolidation or sale of all or substantially all of Licensee’s assets or that portion of its business to which this Agreement relates; provided, however, that if the company involved in the merger, consolidation or sale does not have an annual revenue or market capitalization for its equity securities of at least One Hundred Million Dollars ($100,000,000), Licensee must first obtain CSMC’s consent as provided in Section 2.2. CSMC shall have the right to assign its rights hereunder as part of any reorganization or bond financing.

13.13 Further Assurances. At any time and from time to time after the Effective Date, each party shall do, execute, acknowledge and deliver, and cause to be done, executed, acknowledged or delivered, all such further acts, transfers, conveyances, assignments or assurances as may be reasonably required to consummate the transactions contemplated by this Agreement.

13.14 Survival. The following sections shall survive any expiration or earlier termination of this Agreement: Section 2.1(c) (retention of certain non-exclusive rights by CSMC), Section 8 (“Indemnification”), Section 9 (“Use of Names”) and Section 10 (“Confidentiality”). The provisions set forth in Schedule G also shall survive any expiration or earlier termination of this Agreement, to the extent set forth therein.

13.15 Force Majeure. Neither party will be responsible for delays resulting from causes beyond its reasonable control, including without limitation fire, earthquake, acts of terrorism, war or riot, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove these causes of nonperformance and continues performance under this Agreement with reasonable dispatch whenever the delaying causes are removed.

IN WITNESS WHEREOF, the parties have caused their duly authorized representatives to execute this Agreement as of the date first above written.

Date: November 17, 2006	“LICENSEE”:

IMMUNOCELLULAR THERAPEUTICS, LTD., A DELAWARE CORPORATION

	By:	/s/ David Wohlberg
David Wohlberg
President

“CSMC”:

CEDARS SINAI MEDICAL CENTER, A CALIFORNIA NONPROFIT PUBLIC BENEFIT CORPORATION

	By:	/s/ Richard S. Katzman
Richard S. Katzman
Vice President for Academic Affairs

Date: November 17, 2006	By:	/s/ Edward M. Prunchunas
Edward M. Prunchunas
Senior Vice President for Finance and CFO

ACKNOWLEDGED AND AGREED:
“INVENTOR”:

/s/ John Yu
John Yu, M.D.

SCHEDULE LISTING

Schedule A	Patent Rights
Schedule B	Technical Information
Schedule C	Peptide Sequences
Schedule D	Milestones
Schedule E	Form of Stock Purchase Agreement
Schedule F	Licensee Capitalization Table
Schedule G	Royalty Provisions

SCHEDULE G

ROYALTY PROVISIONS

All capitalized terms not otherwise defined in this Schedule G shall have the meanings ascribed to them in the Exclusive License Agreement to which this Schedule G is attached (the “Agreement”).

1. Royalties. Licensee shall pay, or cause to be paid, to CSMC aggregate royalty fees (each, a “Royalty” and collectively, the “Royalties”) equal to (i) [ * * * ] of the amount of the Gross Sales Price (as defined in Paragraph 6(a) below) received by Licensee or its Affiliates from the Sale (as defined in Paragraph 6(b) below) of Products or Intellectual Property (as defined in Paragraph 6(d) below) to non-Affiliate parties, and (ii) [ * * * ] of all Sublicense Income (as defined in Paragraph 6(c) below) received from any sublicensee.

Licensee may not sell Products to any distributor or other third party other than for a reasonable price arrived at through arms’-length negotiations.

2. No Duplicative Royalties. Subject to the provisions of Paragraph 1 above, in those circumstances in which a Royalty is payable to CSMC from the sale of a Product by an Affiliate of Licensee, and in which a royalty is also payable to Licensee from the Sale of the same Product by the same Affiliate, then Licensee shall not be required to pay a Royalty to CSMC with respect to the royalties so received by Licensee on the same Product, if and to the extent the required royalty is received by CSMC from the Affiliate. This exclusion is intended to avoid the payment of duplicative royalties, shall be strictly construed, and shall not apply to other forms of compensation paid to Licensee by its Affiliates.

3. Reduction in Royalty Rates; Suspension of Obligations.

(a) In the event that no patent with respect to any Patent Rights issues within ten (10) years after the first commercial sale of a Product, but at least one claim within the Patent Rights is still pending in one or more patent applications, then the Royalty payable on the Sale of a Product shall be reduced to [ * * * ] of the amount of the Gross Sales Price received by Licensee or its Affiliates. This reduction shall apply prospectively only and shall continue only until such time, if ever as a patent covering any such Patent Right is issued.

(b) In the event that Licensee is legally prevented from commercializing one or more Products as a result of patent infringement issues relating to the Patent Rights, all of Licensee’s obligations with respect to such Products, including, without limitation, Royalty and other payment obligations under this Schedule G, milestone and diligence obligations related to that particular Product in that jurisdiction, shall be suspended unless and until such patent infringement issues are resolved. In the event that any such issues are not resolved during the term of the Agreement, or in the event that such issues are resolved in a manner that would continue to prevent Licensee from commercializing such Products, then Licensee shall have no further obligations hereunder with respect to such Products.

4. Payment and Accounting.

(a) Payment Terms and Reports. Royalties shall accrue and be payable by Licensee on a quarterly basis within forty five (45) days following the end of each calendar quarter in which any Sale of a Product or receipt of Sublicense Income occurs. Each payment of Royalties shall be accompanied by a statement setting forth in reasonable detail (i) with respect to Sales of Products, the number and each type of Product sold and the Gross Sales Price applicable thereto, (ii) with respect to Sales of Intellectual Property, the nature of the Sale and revenues applicable thereto, (iii) the party paying the Sublicense Income and the nature and amount of such income, and (iv) such additional details as may be reasonably requested by CSMC for the determination of Royalties payable hereunder. Except as otherwise provided in Paragraph 4(c) or (e) of this Schedule G, all Royalties shall be paid in United States dollars and shall be made without set off (except as expressly provided in Paragraph 6 below) and free and clear of (and without any deduction or withholding for) any taxes, duties, levies, imposts or similar fees or charges.

(b) Records and Audits. Licensee shall create and maintain complete and accurate records and documentation concerning all Sales of Products or Intellectual Property by Licensee and its Affiliates and all Sublicensing Income from sublicensees in sufficient detail to enable the Royalties payable hereunder to be determined. Licensee shall retain such records and documentation for not less than seven (7) years from the date of their creation. For a period of three (3) years after any quarterly Royalty period, CSMC and its representatives shall have the right to audit such records and documentation for that period as shall pertain to the determination and payment of Royalties. Such examiners shall have reasonable access during regular business hours to Licensee’s offices and the relevant records, files and books of account, and shall have the right to examine any other records reasonably necessary to determine the accuracy of the calculations provided by Licensee under this Schedule G. The costs of any such audit shall be borne by CSMC, unless as a result of such inspection it is determined that the amounts payable by Licensee for any period are in error by five percent (5%), in which case the costs of such audit shall be borne by Licensee. CSMC shall report the results of any such audit to Licensee within forty five (45) days of completion. Thereafter, Licensee shall promptly pay to CSMC the amount of any underpayment discovered in such audit, or CSMC shall credit to Licensee against future Royalty payments the amount of any overpayment discovered in such audit, as the case may be. Any amounts owed by CSMC to Licensee due to any overpayment of the required Royalty not recovered within six months through the credit described in the preceding sentence shall promptly be paid by CSMC to Licensee. In addition, Licensee shall pay interest on any underpayment at the rate that is the lower of (i) two percent (2%) over the rate of interest announced by Bank of America in Los Angeles, California (or any successor in interest thereto or any commercially equivalent financial institution if no such successor exists) to be its “prime rate”, or (ii) the highest rate permitted by applicable law, from the date such amount was underpaid to the date payment is actually received.

(c) Currency Transfer Restrictions. If any restrictions on the transfer of currency exist in any country or other jurisdiction so as to prevent Licensee from making payments to CSMC, Licensee shall take all commercially reasonable steps to obtain a waiver of such restrictions or to otherwise enable Licensee to make such payments. If Licensee is unable to do so, Licensee shall make such payments to CSMC in a bank account or other depository designated by CSMC in such country or jurisdiction, which payments shall be in the local currency of such country or jurisdiction, unless payment in United States dollars is permitted. Any payment by Licensee to CSMC on the basis of Sales of Products or Intellectual Property in currencies other than United States dollars shall be calculated using the appropriate foreign exchange rate for such currency quoted in the California edition of The Wall Street Journal for the close of business of the last banking day of the calendar quarter in which such payment is being made.

(d) Late Charges. A service charge of two percent (2%) per month, not to exceed the maximum rate allowed by applicable law, shall be payable by Licensee on any portion of Licensee’s outstanding Royalty balance that is not paid to CSMC within thirty (30) days past the due date.

(e) Taxes. Licensee shall pay, or cause to be paid, any and all taxes required to be paid or withheld on any sales, licenses or other transfers for value of Products or Intellectual Property (other than taxes imposed on the income or revenues of CSMC). Where applicable, the amounts of any such withholding or similar taxes shall be deducted or withheld from the total amount of payments otherwise due to CSMC hereunder. Upon CSMC’s request, Licensee shall secure and send to CSMC proof of any such taxes withheld and paid by Licensee or its Affiliates.

5. Right of Offset. In the event that Licensee reasonably determines that any Product infringes upon the rights of a third party (because of the use of the Patent Rights or the Technical Information in the manufacture, use or sale of such Product) and, as a result, Licensee, its Affiliate or a sublicensee becomes obliged to obtain a license from such third party to such rights, then, in lieu of any other right or remedy, Licensee shall have the right to deduct from the Royalties otherwise payable hereunder with respect to such Product the amount, up to a maximum of [ * * * ] of the Royalties otherwise payable, that Licensee is obliged to pay under the license in order to obtain from the third party whose rights are so infringed the right to such Product.

6. Certain Definitions.

(a) “Gross Sales Price” means the gross amount of all revenues (whether in the form of cash, property or otherwise) received by Licensee or its Affiliates from the sale, license or other transfer for value of Products or Intellectual Property less (but only to the extent separately itemized as a part of the gross price charged): (i) transportation, handling, insurance and sales taxes, (ii) rebates and other allowances actually paid or allowed and which are standard and customary in the industry, and (iii) sales commissions to third party distributors actually paid; provided, however, that no other deduction shall be made for royalties, commissions, costs of collection or similar items payable with respect to the Royalty Bearing Products or Intellectual Property. For the purposes of the definition of “Gross Sales Price”, it is acknowledged and agreed by the parties that Sales to wholly-owned subsidiaries of Licensee shall not be included. In the event that Product is sold in the form of a Combination Product (a fixed-dose combination product containing two or more separate drug components in a single dosage form) then the Gross Sales Price for such Combination Product will be calculated by multiplying the actual Gross Sales Price of such Combination Product by the fraction A/(A+B+C) where: A is the average sales price of the Product contained in the

Combination Product if sold separately by Licensee or its Affiliate, B is the average sales price of any other active ingredients in the Combination Product if sold separately by Licensee or its Affiliate or a third party, and C is the cost of combining Product with the other active ingredient(s). In the event that the Product is sold in the form of a Combination Product containing one or more active ingredients other than the Product and one or more such active ingredients of the Combination Product are not sold separately, then the parties shall jointly select an individual pricing expert who shall set the formula for determining the Gross Sales Price for such Combination Product and such expert’s determination shall be binding. The cost of retaining the expert shall be shared equally between the parties.

(b) “Sales” means the sale, license or other transfer for value. Sales do not include the sale of Products at or below the fully burdened cost of manufacturing solely for research or clinical testing or for indigent or similar public support or compassionate use programs.

(c) “Sublicense Income” means payments that Licensee receives from a sublicensee in consideration of the sublicense of the rights granted Licensee under Section 2.1 of the Agreement, including without limitation license fees, royalties and milestone payments, but excluding the following payments: (i) payments made in consideration for the issuance of equity or debt securities of Licensee, (ii) payments specifically committed under the terms of Licensee’s agreement with the sublicensee for the development by Licensee of Products, and (iii) milestone payments based on achievement of milestones for which Licensee is required to make payments to CSMC pursuant to Section 4.3 of the Agreement.

(d) “Intellectual Property” means the Patent Rights, Future Patent Rights, Technical Information and Future Technical Information.

G - 4